Exhibit 99.1

MAD CATZ® TEAMS WITH HARMONIX MUSIC SYSTEMS ® TO LAUNCH ROCK BAND™ 4 ON PLAYSTATION®4 SYSTEM AND XBOX ONE

Legendary Music Franchise Returns with New Features, New Music and All-New Music Game Controller Hardware

San Diego – March 5, 2015 – Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) announced today an agreement with Harmonix Music Systems™, Inc. (“Harmonix”) to launch Rock Band 4, the next generation of the award-winning social and interactive music-gaming platform, later this year for the PlayStation 4 computer entertainment system and Xbox One, the all-in-one games and entertainment system from Microsoft.

Mad Catz will develop and manufacture a new generation of wireless Rock Band 4 music game controllers. The launch products include:

•	Band-in-a-Box Bundle, which includes the Rock Band 4 game, a Wireless Fender™ Stratocaster™ Guitar Controller, a Wireless Drum Kit Controller and a Microphone.

•	Guitar Bundle, which includes the Rock Band 4 game and a Wireless Fender Stratocaster Guitar Controller.

For more information on the Rock Band 4 bundles, visit: http://madcatz.com/rock-band-is-back/

To celebrate the announcement of Rock Band 4, Harmonix are offering a special edition, Wireless Stratocaster Guitar Controller, featuring custom artwork of “Gabe” from the immensely popular Penny Arcade webcomic. This limited-edition collectible is only available for on-site pre-orders at the Harmonix booth during the PAX East video game festival.

“We are very excited to bring the band back together, and re-team with Harmonix to deliver the next installment of the legendary Rock Band™ franchise to a new generation of consoles,” said Darren Richardson, President and Chief Executive Officer of Mad Catz. “Harmonix understands music gaming better than anyone, and we are confident that the unrivalled music selection and next generation features will prove incredibly enticing to passionate gamers and music fans alike.”

Daniel Sussman, Product Manager for Harmonix commented, “The creative energy and excitement at the studio right now is at an all-time high. We’re thrilled to have Mad Catz as an important partner as we move the franchise to a new generation of consoles, and we can’t wait to show our fans how we’re evolving the gameplay they love.”

Rock Band 4 brings the critically-acclaimed franchise to a new generation of consoles, focusing on the features and gameplay that people love, and expanding the franchise in innovative ways informed by how fans play and what they want. In addition to a killer on-disc soundtrack, Rock Band 4 will support the over 2000 tracks released since the 2007 debut of the original Rock Band, accounting for more than 500 of rock music’s most legendary artists.

In addition, players who have purchased or downloaded music on last-generation consoles will be able to download and play those tracks on their new platforms at no additional charge*. Hundreds of tracks will be available at launch, with more back catalog music – and new tracks – added regularly after launch.

For more information on Rock Band and Harmonix Music Systems, visit:

http://www.harmonixmusic.com/games/rock-band/

*	The timing of release of “legacy” DLC on next-generation consoles is to be determined and may be subject to change. “Legacy” DLC will be downloadable and playable in Rock Band 4 only after the DLC is released on next-generation consoles.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com

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Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves the Company’s expectations business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under our credit facility; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Mad Catz and the Mad Catz logo are trademarks or registered trademarks of Mad Catz Interactive, Inc., its affiliates and/or subsidiary companies. All other marks are the property of their owners.

© 2015 Harmonix Music Systems, Inc. All Rights Reserved. Harmonix, Rock Band 4, Rock Band and all related titles and logos are trademarks of Harmonix Music Systems, Inc. Rock 4 and other related products and services developed by Harmonix Music Systems, Inc. All other marks are the property of their owners.

“PlayStation” is a registered trademark of Sony Computer Entertainment Inc.

Source

Mad Catz Interactive, Inc.

Mad Catz Communications:

Alex Verrey

Global PR and Communications Director

averrey@madcatz.com or +44 (0) 1633 883 133

Karen McGinnis

Chief Financial Officer

kmcginnis@madcatz.com or +1 (858) 790-5008

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

J C I R

mcz@jcir.com or +1 (212) 835-8500

Harmonix Communications:

Nick Chester

PR and Communications Lead

nick.chester@harmonixmusic.com

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